Exhibit j(3)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference constituting part of Post-Effective Amendment No. 17 to the Registration Statement No. 811-7205 on Form N-1A of Variable Insurance Products Fund III, of our report dated February 11, 2000 appearing in the Annual Reports to Shareholders of Balanced Portfolio, Growth & Income Portfolio, and Growth Opportunities Portfolio for the year ended December 31, 1999.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Auditors" in the Statement of Additional Information, which are a part of such Registration
Statement.

 /s/Deloitte & Touche LLP
    Deloitte & Touche LLP
    Boston, Massachusetts
    April 25, 2000